EXHIBIT 99.1

                  Company Contact:     Ed Rosenfeld
                                       Senior Vice President, Strategic Planning
                                          & Finance
                                       Steven Madden, Ltd.
                                       (718) 446-1800

                  Investor Relations:  Cara O'Brien/Melissa Myron
                                       Financial Dynamics
                                       (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------

         STEVEN MADDEN, LTD. ANNOUNCES FISCAL 2006 THIRD QUARTER RESULTS
                   ~ Third Quarter Net Sales Increase 23.2% ~
          ~ Third Quarter Operating Margin Improves 870 Basis Points ~
          ~ Third Quarter Diluted EPS is $0.57 versus $0.26 Last Year ~

         LONG ISLAND CITY, N.Y. - November 1, 2006 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the third quarter and nine months ended September 30, 2006.

         Net sales for the third quarter increased 23.2% to $123.2 million from $100.1 million last year. Gross margin increased significantly to 41.4% from 35.2% in the comparable period last year, reflecting margin improvement in both the wholesale and retail divisions. Operating expenses were 26.8% of sales compared to 28.5% of sales last year due to the Company's ability to leverage costs against the increased sales base.

         Third quarter operating income grew to $21.9 million, or 17.7% of sales, compared to $9.0 million, or 9.0% of sales, last year. Net income increased to $12.6 million, or $0.57 per diluted share, versus $5.5 million, or $0.26 per diluted share, in the third quarter of fiscal 2005.

         Revenues from the wholesale business were up 29.2% to $91.8 million from $71.0 million last year. The Company recorded particular strength in the Steve Madden Women's and Steven by Steve Madden divisions, and also benefited from sales contributions from the recently acquired Daniel M. Friedman & Associates and the recently launched SM New York division. Strong consumer demand for the Company's products helped drive a 790 basis point improvement in wholesale gross margin, which increased to 37.9% from 30.0% last year.

         Retail revenues rose 8.4% to $31.5 million compared to $29.1 million last year. The Company generated a 10.5% same store sales increase, on top of a 12.3% increase last year. Retail gross margin increased to 51.7% from 48.1% last year, a 360 basis point improvement. During the third quarter, the Company opened one and closed one retail store, ending the quarter with 95 locations.

         For the first nine months of fiscal 2006, net sales increased 27.0% to $361.1 million from $284.4 million last year. Net income grew to $36.2 million, or $1.64 per diluted share, compared to $11.8 million, or $0.57 per diluted share, in the first nine months of fiscal 2005.

         "Our design team, led by Steve, continued to deliver compelling, trend-right product that fueled consumer demand and solidified the strength of our brands in the marketplace. As a result, we delivered strong sales growth in our wholesale and retail businesses as well as substantial margin improvement, which resulted in record bottom-line results in the third quarter," stated Jamieson Karson, Chairman and Chief Executive Officer. "We also continued to diversify our business and build a platform for future growth. Specifically, we signed a license agreement for a collection of Steve Madden and Steven by Steve Madden dresses, and our subsidiary, Daniel M. Friedman & Associates, entered into a licensing agreement to manufacture and distribute handbags and belts under the Tracy Reese brand. We also continued to work on developing and growing new wholesale divisions such as SM New York and Natural Comfort."

         Arvind Dharia, Chief Financial Officer, commented, "We continue to maintain a pristine balance sheet, ending the quarter with $112.5 million in cash, cash equivalents, and marketable securities, no debt, and $221.3 million in stockholders' equity."

Company Outlook
---------------

         Based upon results to-date, the Company is increasing its outlook for the year and now anticipates fiscal 2006 net sales will increase approximately 25% to 26% over fiscal 2005. With respect to the bottom line, the Company currently expects that earnings per diluted share will range between $2.05 and $2.10.

         Based on current visibility, the Company is estimating 2007 net sales will increase in the mid-single digits on a percentage basis over 2006 and earnings per diluted share will range between $2.20 and $2.30.

         Mr. Karson stated, "As we announced in a separate press release today, our Board of Directors has approved a special one-time dividend of $1.00 per share. We are very pleased with our ability to return value directly to our shareholders while at the same time delivering record operating results and investing in future growth."

         "We remain focused on executing the fundamentals that have driven our business thus far," Mr. Karson concluded. "We will continue our evolution into a global lifestyle branded company by developing our existing license agreements as well as seeking strategic new opportunities to leverage our strong brands. Most importantly, we will remain focused on delivering the trend-right footwear that is the core of our success."

Conference Call Information
---------------------------

         Interested shareholders are invited to listen to the third quarter earnings conference call scheduled for today, Wednesday, November 1, 2006, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until November 15, 2006. Additionally, a replay of the call can be accessed by dialing 877-519-4471, passcode 8040947. A replay will be available one hour after the completion of the call until November 8, 2006.

         Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licenses for its brands, including dresses, watches, outerwear, eyewear, girls apparel, and hosiery and owns and operates 96 retail stores, including its online store. The Company is also the licensee for Candie's Footwear and UNIONBAY Men's Footwear, and through its wholly-owned subsidiary, Daniel M. Friedman & Associates, is the licensee for Betsey Johnson handbags and belts, Ellen Tracy belts, and Tracy Reese handbags and belts.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                               (Tables to follow)


STEVEN MADDEN LTD
-----------------
CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data) - Unaudited

                                                                Three Months Ended                Nine Months Ended
                                                           ----------------------------    ----------------------------
Consolidated:                                              Sep 30, 2006    Sep 30, 2005    Sep 30, 2006    Sep 30, 2005
------------                                               ------------    ------------    ------------    ------------
Net Sales                                                  $    123,240    $    100,067    $    361,055    $    284,361
Cost of Sales                                                    72,217          64,805         209,194         184,137
                                                           ------------    ------------    ------------    ------------
Gross Profit                                                     51,023          35,262         151,861         100,224
Commission and licensing fee income                               3,850           2,217          10,437           5,241
Operating Expenses                                               32,999          28,478         100,654          86,067
Impairment of cost in Excess of Fair Value of net
 assets acquired                                                      0               0                             519
                                                           ------------    ------------    ------------    ------------
Income from Operations                                           21,874           9,001          61,644          18,879
Interest and other Income, Net                                      715             504           1,628           1,398
                                                           ------------    ------------    ------------    ------------
Income Before provision for Income Taxes                         22,589           9,505          63,272          20,277
Provision for Income Tax                                          9,942           3,992          27,069           8,516
                                                           ------------    ------------    ------------    ------------
Net Income                                                 $     12,647    $      5,513    $     36,203    $     11,761
                                                           ============    ============    ============    ============

Basic income per share                                     $       0.61    $       0.27    $       1.74    $       0.59
                                                           ============    ============    ============    ============
Diluted income per share                                   $       0.57    $       0.26    $       1.64    $       0.57
                                                           ============    ============    ============    ============

Weighted average common shares
outstanding - Basic                                              20,880          20,255          20,850          19,908
                                                           ============    ============    ============    ============
Weighted average common shares
outstanding - Diluted                                            22,136          21,068          22,028          20,664
                                                           ============    ============    ============    ============


                            BALANCE SHEET HIGHLIGHTS
                            ------------------------

                                                           Sep 30, 2006      Dec 2005      Sep 30, 2005
                                                           Consolidated    Consolidated    Consolidated
                                                           ------------    ------------    ------------
                                                           (Unaudited)                     (Unaudited)
                                                           ------------                    ------------
Cash and cash equivalents                                  $     43,356    $     42,842    $     55,081
Investment Securities                                            69,100          66,249          43,919
Total Current Assets                                            202,561         140,972         146,558
Total Assets                                                    264,779         211,728         203,868
Total Current Liabilities                                        39,984          26,906          21,204
Total Stockholder Equity                                        221,260         182,065         180,291


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